CONSENT OF Ernst & Young LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Financial Highlights" in the Prospectus and to the incorporation by reference in this Post-Effective Amendment Number 12 to the Registration Statement (Form N-1A)(No. 33-53598) of North American Government Bond Fund, Inc. of our report dated April 26, 2002, included in the 2002 Annual Report to shareholders.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania
July 25, 2002